Exhibit 99-2

Ten Stix, Inc. Comments on Delivery of The Consumer Model ProShuffle Automatic Shufflers to Fort Worth, Texas-Based RadioShack Corporation

Tuesday April 13, 12:27 pm ET

IDAHO SPRINGS, Colo.--(BUSINESS WIRE)--April 13, 2004--Thomas E. Sawyer, CEO and President of Ten Stix, Inc. (OTCBB: TNTI - News) states: "I am very pleased to announce today that delivery of our Consumer Version ProShuffle(TM) units have been made to Radio Shack Corporation (NYSE: RSH - News)." Mr. Sawyer continues, "Ten Stix has been working diligently with our distributors, Excalibur Electronics, to gain entry into known specialty stores like RadioShack and today's news release is just the tip of the iceberg."

About Ten Stix, Inc.

Ten Stix, Inc. (OTCBB: TNTI - News) is a pre-eminent developer and supplier of Casino Products and Table Games including the "ProShuffle" multi-deck card shuffler and "Hold'em 88" table game. For more information visit Ten Stix online (www.tenstix.com).

About RadioShack

RadioShack Corporation (NYSE: RSH - News) is the nation's most trusted consumer electronics specialty retailer of wireless communications, electronic parts, batteries and accessories as well as other digital technology products and services. With more than 7,000 outlets nationwide, it is estimated that 94 percent of all Americans live or work within five minutes of a RadioShack store or dealer. The company's knowledgeable sales associates and brand position -- "You've got questions. We've got answers.(Registered)" -- support RadioShack's mission to demystify technology in every neighborhood in America.

This news release may include forward-looking statements within the meaning of section 27A of the United States Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, with respect to achieving corporate objectives, developing additional project interests, the company's analysis of opportunities in the acquisition and development of various project interests and certain other matters. These statements are made under the "Safe Harbor" provisions of the United States Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements contained herein.

Contact:
     Ten Stix, Inc.
     Tony Cranford, 303-885-2046